Exhibit 4.77

AMENDMENT NO. 4 AND ALLONGE TO TERM PROMISSORY NOTE

This Amendment No. 4 and Allonge to Term Promissory Note (this “Agreement”) is made as of the 26th day of April, 2010 by and among RBS CITIZENS, NATIONAL ASSOCIATION, having a lending office at 28 State Street, Boston, MA 02109 (the “Lender”) and NATIONAL INVESTMENT MANAGERS, INC., a Florida corporation having an address of 485 Metro Place South, Suite 275, Dublin, OH 43017 (the “Borrower”).

RECITALS

WHEREAS, Borrower and Lender are parties to that certain Revolving Line of Credit and Term Loan Agreement, dated as of November 30, 2007, as amended by (i) a certain Amendment No. 1 to Revolving Line of Credit and Term Loan Agreement, dated March 31, 2008, (ii) a certain Amendment No. 2 to Revolving Line of Credit and Term Loan Agreement, dated June 30, 2008, (iii) a certain Amendment No. 3 to Revolving Line of Credit and Term Loan Agreement, dated June 30, 2008, (iv) a certain Amendment No. 4 to Revolving Line of Credit and Term Loan Agreement dated as of July 16, 2008, (v) a certain Amendment No. 5 to Revolving Line of Credit and Term Loan Agreement dated as of October 1, 2008, (vi) a certain Amendment No. 6 to Revolving Line of Credit and Term Loan Agreement dated as of November 26, 2008, (vii) a certain Amendment No. 7 to Revolving Line of Credit and Term Loan Agreement dated as of March 30, 2009, (viii) a certain Amendment No. 8 to Revolving Line of Credit and Term Loan Agreement dated as of June 30, 2009, (ix) a certain Amendment No. 9 to Revolving Line of Credit and Term Loan Agreement dated as of September 25, 2009, and (x) a certain Amendment No. 10 to Revolving Line of Credit and Term Loan Agreement dated as of December 14, 2009 (collectively, the “Loan Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Loan Agreement.

WHEREAS, the obligations of Borrower to Lender are further evidenced by (i) a certain Term Promissory Note, dated November 30, 2007, from the Borrower to the Lender in the maximum principal amount of up to $13,000,000.00, as amended by (a) a certain Amendment No. 1 and Allonge to Term Promissory Note, dated as of June 30, 2008, increasing the maximum principal amount to $15,000,000.00, (b) a certain Amendment No. 2 and Allonge to Term Promissory Note dated as of October 1, 2008, and (c) a certain Amendment No. 3 and Allonge to Term Promissory Note dated as of March 30, 2009 (collectively, the “Term Note”); and (ii) a certain Revolving Line of Credit Note, dated November 30, 2007, from the Borrower to the Lender in the maximum principal amount of $2,000,000.00, as amended by (a) a certain Amendment No. 1 and Allonge to Revolving Line of Credit Note dated as of March 30, 2009, (b) a certain Amendment No. 2 and Allonge to Revolving Line of Credit Note dated as of September 25, 2009, temporarily increasing the maximum principal amount to $2,500,000.00 and (c) a certain Amendment No. 3 and Allonge to Revolving Line of Credit Note dated as of December 14, 2009 (collectively, the “Revolving Note”, and together with the Term Note, the “Notes”).

WHEREAS, the obligations of Borrower to Lender evidenced by the Loan Agreement and the Notes are secured by (i) a certain Security Agreement dated as of November 30, 2007 by Borrower in favor of Lender (the “Security Agreement”) and (ii) a certain Stock Pledge Agreement dated as of November 30, 2007 by Borrower in favor of Lender (as subsequently amended, the “Stock Pledge Agreement,” and together with the Loan Agreement, the Notes and the Security Agreement, the “Loan Documents”).

Exhibit 4.77

WHEREAS, the following Events of Default (collectively, the “Identified Events of Default”) have occurred or may occur:

(i)          Borrower has failed to comply with the Minimum EBITDA covenant set forth in Section 5(m) of the Loan Agreement for the periods ending September 30, 2009 and December 31, 2009;

(ii)         Borrower has failed to comply with the Maximum Ratio of Total Funded Debt to Adjusted EBITDA covenant set forth in Section 5(n) of the Loan Agreement for the periods ending September 30, 2009 and December 31, 2009;

(iii)        Borrower has failed to comply with the Minimum Fixed Charge Coverage Ratio covenant set forth in Section 5(o) of the Loan Agreement for the periods ending September 30, 2009 and December 31, 2009;

(iv)        Borrower has failed to comply with Section 6(iv)(i) of the Loan Agreement due to the occurrence of certain defaults under the Junior Loan;

(v)         Borrower has failed to comply with Section I(1) of Amendment No. 10 to the Loan Agreement, pursuant to which Borrower was required to repay any amounts outstanding under the Revolving Note in excess of $2,000,000 on or before February 28, 2010; and

(vi)        Borrower anticipates that one or more Events of Default may occur during the Forbearance Period (as defined below) under Sections 5(m), 5(n) and 5(o) of the Loan Agreement and under Section 6(a)(iv)(ii) of the Loan Agreement with respect to Seller Financing.

WHEREAS, contemporaneously herewith, the Lender and Borrower have executed that certain Eleventh Amendment to Revolving Line of Credit and Term Loan Agreement (the “Eleventh Amendment”), pursuant to which the Lender has agreed to forbear from exercising its rights and remedies in respect of the Identified Events of Default, but only as and to the extent provided therein and on the terms and conditions described therein; and

WHEREAS, pursuant to and as a condition to the effectiveness of the Eleventh Amendment, the Lender and the Borrower have agreed to amend certain terms of the Term Note.

NOW, THEREFORE, with the foregoing Recitals incorporated by reference and made a part hereof, in consideration of the mutual agreements contained in the Loan Documents (including the Eleventh Amendment) and herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Exhibit 4.77

1.            Amendments to Term Note.

(a)           Section 1.5 of the Term Note is hereby amended by deleting the definition of “Expiration Date” and replacing it with the following:

“Expiration Date” means January 2, 2011.

(b)            Section 1 of Rider A to the Term Note is hereby amended by deleting the definition of “Note” and replacing it with the following:

 “Note” means that certain Term Promissory Note dated as of November 30, 2007, in the original principal amount of $13,000,000 made payable by the Borrower to the order, and for the benefit, of the Lender, to which this Rider A is attached, as amended by (i) a certain Amendment No. 1 and Allonge to Term Promissory Note dated as of June 30, 2008 increasing the principal amount of the loan to $15,000,000, (ii) a certain Amendment No. 2 and Allonge to Term Promissory Note dated as of October 1, 2008, (iii) a certain Amendment No. 3 and Allonge to Term Promissory Note dated as of March 30, 2009, and (iv) a certain Amendment No. 4 and Allonge to Term Promissory Note dated as of April 26, 2010.

(c)           Section 4 of the Term Note is hereby deleted in its entirety and replaced with the following:

“PAYMENTS.  During the Availability Period, the Borrower shall make monthly payments of accrued interest only in arrears on the outstanding principal balance of each Term Loan Advance on (x) each payment Date, for Term Loan Advances accruing interest at the Prime Rate and (y) each Interest Payment Date (as defined in Rider A), for Term Loan Advances accruing interest at the LIBOR Option.  If interest is due and accrued for a period of more or less than one (1) month on the first Interest Payment Date, the first payment shall be increased or decreased to the extent that the amount of interest then due exceeds or is less than one (1) month’s interest.  During the Amortization Period, the Borrower shall make, on each Interest Payment Date, monthly payments of accrued interest on the outstanding principal balance of this Note, along with monthly payments of principal based upon a five (5) year straight-line amortization schedule (to be determined as of the commencement of the Amortization Period based upon the then outstanding principal balance) as set forth in Schedule A to be attached hereto.  Notwithstanding anything else to the contrary herein or in any Loan Document, during the Forbearance Period (as defined in that certain Eleventh Amendment to Revolving Line of Credit and Term Loan Agreement dated as of April 26, 2010), the Borrower shall make monthly payments of interest only.  On the Term Loan Maturity Date or such earlier date as may be required under the terms of this Note or any of the Loan Documents, the Borrower shall pay to Lender the entire then unpaid balance of principal, interest, and other charges due under this Note and the other Loan Documents.  Any payments on this Note, whether such payment is of a regular installment or represents a prepayment (if permitted hereunder), shall be made in coin and currency of the United States of America which is legal tender for the payment of public and private debts, in immediately available funds, to Lender at the address set forth in Section 1.2 above or at such other address as Lender may from time to time designate in writing.  The Borrower hereby authorizes Lender to charge any account maintained by Borrower with Lender for any payment due from Borrower under this Note or under any of the other Loan Documents.  In any of the foregoing cases, such authorization, however, does not obligate Lender so to charge nor does it limit the Borrower’s obligation to make any payment when due.”

Exhibit 4.77

2.           Ratification of Loan Documents.  Borrower hereby ratifies, confirms and approves each of the terms and conditions, and its liabilities and obligations under, each of the Loan Documents, including, without limitation, the Eleventh Amendment.

3.           Entire Agreement; Amendments and Waivers.  There are no other understandings, express or implied, between Lender and Borrower regarding the subject matter hereof.  This Agreement may not be amended or modified, and no provision of this Agreement may be waived, orally but only by a written agreement executed and approved in accordance with Section 18 of the Revolving Note.

4.           Choice of Law.  The validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the laws of The Commonwealth of Massachusetts without regard to conflicts of laws principles.

5.           Counterparts; Delivery by Facsimile or Electronic Mail.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile or electronic mail also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

[Signature Page Follows]

Exhibit 4.77

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:

NATIONAL INVESTMENT MANAGERS, INC.

By	: /s/ Steven J. Ross
Name: Steven J. Ross
Title: CEO

LENDER:

RBS CITIZENS, NATIONAL ASSOCIATION

By:	/s/ Robert Barnhard
Name: Robert Barnhard
Title: Senior Vice President